EX-99.IND PUB ACCT

EX.13(a)(4)

Change in Independent Public Accountant

On July 19 & 20, 2022, the Audit Committee of the Board of Trustees of Investment Managers Series Trust II (the “Trust”) appointed Tait, Weller & Baker LLP (“Tait”) as the AXS Cannabis ETF’s independent registered public accounting firm upon the reorganization of the predecessor the Cannabis ETF for the fiscal period ended February 28, 2023. Previously, BBD, LLP (“BBD”) served as the independent registered public accounting firm to the Cannabis ETF Predecessor Fund.

BBD’s report on the financial statements for the Cannabis ETF Predecessor Fund for the years in the two-year period ended February 28, 2022 and for the period from July 8, 2019 through February 29, 2020 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During such periods and the interim period of March 1, 2022 through January 20, 2023 (the “Interim Period”) there were no (i) disagreements with BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Cannabis ETF Predecessor Fund’s financial statements for such period, nor (ii) “reportable events” of the kinds described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the periods prior to February 28, 2022 and the Interim Period, neither the Cannabis ETF Predecessor Fund nor anyone on behalf of the Cannabis ETF Predecessor Fund had consulted Tait on items that concerned (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Cannabis ETF Predecessor Fund’s financial statements, or (b) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and related instructions) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K). The selection of Tait does not reflect any disagreements with BBD or dissatisfaction by the Cannabis ETF Predecessor Fund, the Board, or the Audit Committee with the performance of BBD.

May 9, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Investment Managers Series Trust II

File no. 811-22894

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of AXS Cannabis ETF, a series of Investment Managers Series Trust II, dated May 9, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP